EXHIBIT 99.13

FREMONT MICHIGAN INSURACORP, INC.

STANDBY-BY PURCHASER AGREEMENT

                  This STAND-BY PURCHASER AGREEMENT is entered into as of the date set forth below by the undersigned, a registered representative of CENTENNIAL SECURITIES COMPANY, INC., a Michigan corporation ("Centennial"), for the benefit of Centennial and Fremont Michigan InsuraCorp, Inc. ("Fremont"), which intends to engage in an initial public offering of its stock as part of a demutualization, with the assistance of Centennial as sales agent. The undersigned has provided this Agreement in connection with NASD Rule 2790 and agrees as follows:

                  1.         Offer to Purchase. The undersigned hereby irrevocably offers to purchase up to the number of shares of common stock of Fremont (the "Shares") set forth below, at a price of $10 per Share to be offered pursuant to a registered offering on Form S-1 which shall include a prospectus (the "Prospectus").

                  2.         Undersubscription. The undersigned acknowledges and agrees that he or she shall not be permitted to purchase any Shares unless the offering is undersubscribed and then only if Centennial represents in writing that it is unable to find any other purchasers for the Shares.

                  3.         Investment Intent. The undersigned hereby acknowledges receipt of the Prospectus and that he or she has been advised to read the Prospectus (including the section entitled "Risk Factors"). The undersigned hereby certifies that the Shares which are being subscribed for are for his or her own account only, and that he or she has no present agreement or understanding regarding any subsequent sale or transfer of such shares.

                  4.         Holding Period. The undersigned acknowledges and agrees that the Shares which are being subscribed for shall not be sold, transferred, assigned, pledged or hypothecated for a period of three months following the effective date of the offering and that such Shares may include a legend on the certificates to provide notice of such holding period.

                  5.         Compliance with Laws and Rules. The undersigned acknowledges and agrees that he or she will only be permitted to purchase Shares, and Fremont will only be required to sell Shares to the undersigned if and to the extent such sale is permitted by the Securities Act of 1933, as amended, and other applicable state and federal securities laws and regulations, as well as the rules of the NASD including, without limitation, Rule 2790. The undersigned also agrees to provide order forms and such other information and agreements as are appropriate or necessary to evidence the subscription for Shares which shall include representations concerning any qualifications or status for purchasing Shares.

                  Signed this ___ day of ________________, 2004.

Signature:

Printed Name:

Maximum Number of Shares: